Exhibit 99.1
                      Press Release date February 18, 1999

                                                         NEWS RELEASE
                                                         FOR RELEASE
                                                         IMMEDIATELY
                                                         Contact: George S. Rapp
                                                         215-735-4422



         Philadelphia, PA., February 18, 1999 -- Republic First Bancorp., Inc. (NASDAQ:FRBK), parent company of First Republic Bank, today reported that its Board of Directors approved a 10% stock dividend for shareholders of record as of March 2, 1999 to be distributed on March 18, 1999. The dividend will represent an increase in outstanding shares of approximately 535,000 bringing the total outstanding shares after the dividend to approximately 5.9 million shares. The stock price as of the last close of business on February 17, 1999 was $9.75 per share.

          First Republic Bank, Philadelphia, is a full-service, state-chartered commercial bank, a member of the Federal Reserve System and its deposits are insured by the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its eight offices located in Abington, Ardmore, Bala Cynwyd, East Norriton and Philadelphia.

         First Republic Bank, Philadelphia, is not affiliated with First Republic Bank, a Nevada chartered bank whose executive offices are in San Francisco, California.

         Contact:  George S. Rapp of  Republic  First  Bancorp,  (215)  735-4422
(FRBK).

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